Exhibit 3.1

                           HALIFAX CORPORATION

                          Articles of Amendment
                                   To
                        Articles of Incorporation


The following Articles of Amendment were proposed and approved by the Board of Directors in accordance with Section 13.1-706 of the Code of Virginia.

     I.  The name of the Corporation is "Halifax Corporation."

     II. The amendment so adopted is to revise and restate Article I of the Articles of Incorporation by changing the name of the corporation to read as follows:

                                Article I

    The name of the corporation is "Halifax Corporation of Virginia."

     III. The date of the unanimous consent of all of the duly constituted members of the Board of Directors of the Corporation in which the Amendment was found to be in the best interest of the corporation.

     Executed in the name of the Corporation by its President and its Secretary who declare under penalties of perjury that the facts stated herein are true, correct and complete.

                                        HALIFAX CORPORATION


                                        By:  /s/Charles L. McNew
ATTEST:


/s/Ernest L. Ruffner
Secretary